   As filed with the Securities and Exchange Commission on February 19, 1999
                                                       Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ---------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                SONIC SOLUTIONS
             (Exact name of registrant as specified in its charter)
              California                            93-0925818
   (State or other jurisdiction of       (I.R.S. employer identification
    incorporation or organization)                   number)
                           101 Rowland Way, Suite 110
                            Novato, California 94945
                                 (415) 893-8000
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                Robert J. Doris
                                SONIC SOLUTIONS
                           101 Rowland Way, Suite 110
                            Novato, California 94945
                                 (415) 893-8000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                ---------------
           with copies of all orders, notices and communications to:
                               August J. Moretti
                        HELLER EHRMAN WHITE & MCAULIFFE
  2500 Sand Hill Road, Suite 100, Menlo Park, California 94025-7063 (650) 234-
                                      4229
                                ---------------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.
   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                          Proposed
                                                          Maximum
 Title of Each Class of                   Proposed       Aggregate
    Securities to be     Amount to be Maximum Offering Offering Price    Amount of
       Registered         Registered  Price Per Share       (2)       Registration Fee
--------------------------------------------------------------------------------------
common stock, no par
 value (1).............   1,800,000        $4.75       $8,550,000.00     $2,376.90
--------------------------------------------------------------------------------------
                                            Total:     $8,550,000.00     $2,376.90

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) In accordance with Rule 416 under the Securities Act of 1933, common stock offered hereby shall also be deemed to cover additional securities to be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the common stock on the Nasdaq National Market on February 17, 1999, as reported on
    The Wall Street Journal.
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                   PROSPECTUS

                                1,800,000 SHARES

                                SONIC SOLUTIONS

                                  COMMON STOCK

                               ----------------

   Up to 1,800,000 shares of common stock may be offered and sold, from time to time, by the selling security holder identified in this prospectus. See "Selling Security Holder". The selling security holder may acquire these shares pursuant to the Stock Purchase Agreement which we executed with the selling security holder on February 12, 1999. Under this agreement, we may sell shares to the selling security holder for an aggregate total amount of up to $12,000,000. The selling security holder will receive all of the proceeds from the sale of the shares and will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the shares. We will pay the expenses incurred in registering the shares, including legal and accounting fees.

   Our common stock trades on the Nasdaq National Market under the symbol "SNIC". On February 17, 1999, the closing price for our common stock, as reported on the Nasdaq National Market, was $4.75 per share.

   Beginning on page 4, we have listed several "RISK FACTORS" which you should consider. You should read the entire prospectus carefully before you make your investment decision.

                               ----------------

   The Securities and Exchange Commission and state regulatory authorities have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               ----------------

                The date of this prospectus is February   , 1999

   You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling security holder is offering to sell, and seeking offers to buy, shares of Sonic Solutions' common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares.

   In this prospectus, the "company," the "Registrant", "Sonic Solutions", "Sonic", "we", "us" and "our" refer to Sonic Solutions.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly, and current reports, proxy statements, and other documents with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we file at the SEC's public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. The SEC maintains an internet site at http://www.sec.gov where certain information regarding issuers (including Sonic Solutions) may be found.

   This prospectus is part of a registration statement that we filed with the
SEC (Registration No.       ). The registration statement contains more
information than this prospectus regarding Sonic Solutions and its common stock, including certain exhibits and schedules. You can get a copy of the registration statement from the SEC at the address listed above or from its internet site.

                      DOCUMENTS INCORPORATED BY REFERENCE

   The SEC allows us to "incorporate" into this prospectus information we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information may include documents filed after the date of this prospectus which update and supersede the information you read in this prospectus. We incorporate by reference the documents listed below, except to the extent information in those documents is different from the information contained in this prospectus, and all future documents filed with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we terminate the offering of these shares.

                  SEC Filing
            (File No.           )                Period/Filing Date
            ---------------------                ------------------
      Annual Report on Form 10-K          Year ended March 31, 1998
      Quarterly Reports on Form 10-Q      Quarter ended June 30, 1998
                                          Quarter ended September 30, 1998
      Registration Statement on Form 8-A  Filed in 1994
      describing the common stock

   You may request a copy of these documents, at no cost, by writing to:

                         Sonic Solutions
                         101 Rowland Way, Suite 110
                         Novato, California 94945
                         Attention: Investor Relations
                         Telephone: (415) 893-8000

                          FORWARD-LOOKING INFORMATION

   Statements made in this prospectus or in the documents incorporated by reference herein that are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). A number of risks and uncertainties, including those discussed under the caption "Risk Factors" below and the documents incorporated by reference herein could affect such forward-looking statements and could cause actual results to differ materially from the statements made.

                               ABOUT THE COMPANY

   We design, develop, manufacture and market digital tools for professionals who manipulate media--sound, images, moving pictures and text -- in computer based settings. SonicStudio(TM) is a line of digital audio random access editing and processing systems, commonly known as Digital Audio Workstations ("DAWs"). SonicStudio systems are used by a wide range of audio professionals to prepare recorded sound for release on Digital Audio Compact Discs ("CDs"), for inclusion in film and video sound tracks, and for broadcast on radio and television. Our Sonic MediaNet and Sonic LightSpeed product line is a high-speed local area network and file management system that is optimized for management of data intensive file transfers typically required in digital video, digital audio, computer graphics and desktop publishing. Our DVD Creator product line ("DVD Creator") is a complete workgroup solution for DVD premastering. It includes MPEG-2 video encoding, audio preparation and encoding, and disc authoring, layout and formatting.

   Our products generally include application software and specialized hardware installed on a personal computer. Our products are designed to improve the productivity and effectiveness of media professionals, enabling them to process and manipulate more material in a given amount of time and to achieve results which would have been impossible using traditional linear analog or digital technology.

                                  RISK FACTORS

   The information about the company included or referred to below contains forward looking statements that involve risks and uncertainties, including the risks detailed below. The Shares of Common Stock offered to you involve a high degree of risk and you should carefully consider the following factors.
   Lack of Profitability. We have been unprofitable during each of the last three fiscal years and the first three quarters of the current fiscal year. Our future performance is subject to a number of risks as outlined below. The company might not return to profitability.

   SonicStudio and Strategy. In 1989, we introduced the Sonic SystemTM, now called SonicStudioTM, a family of digital audio workstations for professional audio users. Audio professionals use SonicStudio to prepare recorded sound for release on CD, for inclusion in film and video sound tracks, and for broadcast on radio and television. SonicStudio consists of extensive applications software as well as specialized hardware installed in a personal computer.

   Currently, SonicStudio is compatible with various models of Macintosh personal computers. We have plans to introduce, in the later part of calendar 1999 or later, versions of SonicStudio compatible with other computer platforms.

   Because developing SonicStudio for other platforms involves uncertainties, problems or delays may be encountered which would delay or prevent such versions of the SonicStudio from reaching market. Such developments require substantial costs. Our financial results would therefore be materially adversely affected if such introduction were delayed for a significant period of time.

   Sonic MediaNet and Sonic LightSpeed Future Developments. We intend to introduce a second generation networking product called Sonic LightSpeed in calendar 1999. Sonic LightSpeed is intended to be a successor to Sonic MediaNet which we previously sold. Sonic LightSpeed will utilize newer networking technologies and exhibit increased performance levels. We are planning to base Sonic LightSpeed on FibreChannel technology. FibreChannel is a 1 Gigabit per second network which can deliver more than 40 Megabytes per second throughput. This allows uncompressed, professional quality digital video and multiple tracks of high-resolution audio to be transferred in real time.

   In the last quarter of the 1998 fiscal year, we substantially altered our approach to the new Sonic LightSpeed product line by:

  . de-emphasizing the dependence of the new product line on Sonic-designed plug-in FibreChannel hardware, and instead planning LightSpeed to utilize third-party-developed plug-in hardware,

  . making the software components of the new product line more broadly compatible with a number of networking technologies in addition to FibreChannel, including 10BaseT and 100BaseT Ethernet, and

  . utilizing third-party-developed software applications or modules wherever possible instead of software developed by us.

   In September, 1998, we introduced and began shipments of preliminary versions of Sonic LightSpeed. When fully released, Sonic LightSpeed will be a FibreChannel networking solution for sharing video and audio files at high speeds between Macintosh and Windows NT systems. Sonic LightSpeed formats Fibre Channel volumes with its proprietary 64-bit Universal File System (UFS) in order to:

  . enable the use of multi-terabyte files and volumes while dynamically managing block allocation,

  .  eliminate file fragmentation,

  .  make more efficient use of disk space, and

  . provide transparent cross-platform file sharing among Macintosh and Windows NT users.

   We plan to release other versions of Sonic LightSpeed throughout calendar year 1999. At this point we have not decided whether Sonic LightSpeed will be offered as a separate product, or offered only bundled with other Sonic audio and DVD products.

   As with any new high-technology product, we may not be successful in developing Sonic LightSpeed. Even if successfully developed, Sonic LightSpeed may not be attractive to customers when compared to other network product offerings. Furthermore, transition between the Sonic MediaNet and Sonic LightSpeed product lines may present a number of difficulties, including slow sales or returns of dealer stocks of the first generation product. Such difficulties could have an adverse affect on results of operations for future periods.

   Risks Associated with DVDMarkets. DVD is an optical disc format originally developed by a consortium of 10 companies (including Hitachi, Sony, Time-Warner, etc.) who wished to create a follow-on format to the Compact Disc. DVD is intended to be a family of formats, providing for distribution of computer data (DVD-ROM), as well as video (DVD-Video) and audio (DVD-Audio), in both pre-recorded, and recordable (DVD-RAM, DVD-R) forms. We offer a line of DVD production systems, including DVD Creator, a professional workgroup system designed for the high productivity "Hollywood" market, and DesktopDVD, a desktop system designed for corporate/multimedia producers.

   The DVD market represents a significant opportunity for us. We intend to further increase expenditures for DVD development and marketing during the 1999 and 2000 fiscal years. There are, however, a number of risks surrounding this initiative, including the following:

  . Development Risk--We have only limited experience developing MPEG video processing hardware. Moreover, we are using a chip set that is being supplied only by IBM. IBM has advised us that this particular chip set will be discontinued in early calendar 1999, requiring us to migrate to a new chip set developed by IBM, or to a chip set developed by another chip supplier. Unanticipated development problems in the production of the new chip set, the boards we will design to incorporate the new chip set, or the accompanying software could seriously delay future releases of our DVD products.

   We are also delivering as part of our DVD products, Dolby Digital and MPEG-2 audio encoding and decoding capabilities by programming our USP audio signal processing card, and by designing and programming other signal processing cards.

   Although we have significant experience in processing high quality digital audio, we have only limited experience with Dolby Digital and MPEG-2 audio encoding and decoding. Additionally, authoring for DVD-Video is complex. When we introduced DVD Creator in 1996, we incorporated into the DVD Creator product line a format authoring system called Scenarist developed by Daikin Industries of Japan. The format authoring step is particularly complex and demanding for the DVD-Video format, and, accordingly, format authoring software is quite complicated.

   In September 1997, we announced the addition of DVD Producer, a new DVD-Video format authoring system developed by Sonic. While we commenced shipments of DVD Producer in late 1997 and have continued shipping DVD Producer during 1998, continuing development of this product is necessary to make the package a compelling alternative to Scenarist and to other DVD-Video format authoring systems from the point of view of end user customers. In addition, because of the complexity of development of tools of this kind, problems or "bugs" may exist in the software which will be discovered only as customers attempt to replicate DVD-Video discs made with the product.

   In addition, there appears to be customer interest in DVD premastering systems running on the Windows and Windows/NT platforms. We intend in calendar year 1999 either (1) to "port" our DVD products to provide versions of them running on the Windows or Windows/NT platform or (2) to develop new products that run on the Windows or Windows/NT platform. However, the porting or development process may not proceed in a speedy and trouble-free way.

  . Market Risk; Consumer Market Format Adoption--The DVD-Video format and players were introduced in Japan and some parts of Asia in late 1996, in North America in early 1997, and in Europe in the spring of 1998. Many industry observers expect the format to be attractive to consumers since it has the following features:

    -- high-quality digital video,

    -- six-channel surround sound,

    -- multiple language tracks, sub-titles, and interactive story branching, and

    -- "feature length" movies and videos may be delivered on a "Compact
       Disc" sized disc.

   Although there has been significant interest in the DVD format among industry analysts and members of the press, and while early sales levels of DVD-Video players and discs to consumers have been encouraging, the DVD-Video format may not be accepted by consumers in the long term.

   There are a number of consumer entertainment formats that will compete with DVD-Video in the future, including broadcast TV, cable TV, high definition digital TV, VHS cassettes, direct broadcast satellite systems, and Internet distribution, among others. It is possible that the DVD format will fail to attain "critical mass" acceptance among consumers.

  . Market Risk; Competition--The DVD-Video format has generated significant interest in the professional marketplace. We anticipate that a number of companies will provide MPEG-2 video encoding capabilities, audio encoding capabilities and format authoring systems for the professional user. We are aware of a number of companies working in some or all of these areas. Some of these companies have released or announced competitive products, including: CagEnt Technologies (now part of Spruce Technologies), C-Cube Microsystems, Digital Vision, Dolby Laboratories, FutureTel, Innovacom, Lucent, Matsushita (Panasonic), Minerva, Mitsubishi, Optibase, Philips, Pioneer, Spruce Technologies, and Sony. A number of these companies have financial or organizational resources significantly greater than those available to us and/or greater familiarity with certain technologies involved in DVD premastering solutions. Although we believe that we can engineer a solution of acceptable or superior quality at a competitive price point, competitive products will undoubtedly be available in the market and may be better received than our products.

   As of September 30, 1997, our exclusive distributorship (outside Japan) of the Scenarist DVD-Video authoring package lapsed according to the terms of agreements between us and Daikin Industries of Japan ("Daikin"). On March 18, 1998, our non-exclusive distributorship of the Scenarist DVD-Video authoring package lapsed according to the terms of agreements between us and Daikin. Daikin indicated to us that they were uninterested in continuing their relationship with us beyond the contract-specified dates. Daikin has taken a number of steps to develop relationships with other distribution partners, including Minerva, Digital Vision, Optibase, and Philips. We expect Daikin to compete vigorously with us. For example, Daikin has announced the availability of Scenarist on the Windows NT platform. We believe we can compete with Daikin and its distribution partners. We also believe that customers will prefer DVD Producer on the Macintosh platform over the Scenarist on the Windows NT platform, or that we will be able to provide Windows or Windows/NT based DVD products within a reasonable time frame. Our products, however, may not ultimately be preferred over those of Daikin or other competitors.

   In early April 1998, we introduced "DesktopDVD", our first system aimed at the corporate DVD market, at the National Association of Broadcasters convention ("NAB"). In June, 1998, we introduced and began shipments of the DesktopDVD system. Sonic DesktopDVD is a DVD production system designed for corporate applications. DesktopDVD is a single workstation which includes:

  -- MPEG variable bit-rate and constant bit-rate video encoding and Dolby
     Digital stereo audio encoding, and

  -- DVD-Video format authoring.

   The introduction and acceptance of DesktopDVD is subject to a number of risks related to:

  -- hardware and software development,

  -- marketing, distribution and sales programs, and

  -- customer support.

   The introduction of the DesktopDVD system involves the release of new plug-in processor cards and other hardware to support audio and video encoding and decoding. As with any new high-technology product, despite testing by the company, there is a risk that customers will find errors or "bugs" in the hardware or application software after the systems have been installed in the field. These errors or bugs could cause delays in future shipment of DesktopDVD systems or require design modifications. Shipment delays or future design modifications could adversely affect the company's competitive position and results of operations. We may not have correctly identified the market opportunity for this type of product. Moreover, we may not be able to establish the necessary distribution channels to sell and support DesktopDVD and other systems for corporate applications. If we have failed to correctly identify the market opportunity, or if we fail to develop, market, sell or support the product, our results of operations could be materially adversely affected.

  . Format Risk; Delays--There were a number of delays in reaching agreement on the final specifications for DVD-Video. For example, there were disagreements within the DVD Consortium (now called the DVD Forum). There were also disagreements among various companies, industry associations and political entities concerning copyright protection schemes and sharing of royalty revenues from patented technologies involved in the DVD format. The final "Version 1.0" specification of the DVD-Video format was published by the DVD Consortium in August, 1996, and an apparently final approach to the problem of encryption and copy protection of video data was announced in October, 1996.

   Other aspects of the DVD format have continued to be controversial. For example, the DVD Forum has promulgated standards for DVD-R ("DVD-Recordable"), and for DVD-RAM ("DVD-Read/Write/Erase"). Certain companies and groups of companies, however, have indicated their intention to introduce products which are intended to be alternatives to the official DVD-R and DVD-RAM standards.

   The DVD-Audio standard is now circulating in draft form among members of the DVD Forum and various trade associations representing the music recording industry. A final "Version 1.0" standard is expected to be published in early 1999. Some companies, however, principally Sony Corporation and Philips, have indicated that they intend to introduce an alternative next generation audio format called "Super Audio CD."

   Continued controversy surrounding the various DVD formats could delay or halt the adoption of DVD by the consumer electronics and personal computer industries, which could have a significant negative impact on our business.

   As mentioned above, the DVD-Video format has already been released in the consumer market. However, Divx, a joint venture company funded in part by Circuit City Stores, has introduced a specialized format version of the DVD-Video format. This specialized version requires a specialized player. The Divx proposal has received support from certain important content holders. Some industry observers have therefore expressed the opinion that consumer confusion regarding Divx, or consumer hesitation while waiting for the rollout of Divx players and Divx titles in the 1998 and 1999, will seriously retard the adoption of the DVD-Video format. This could also have a significant negative impact on our business.

   UltraSonic Processor Product Transition; Transition Difficulties. During the third and fourth quarters of the fiscal year ended March 31, 1995, and throughout the fiscal year ended March 31, 1996, we had problems transitioning to a SonicStudio product line including a new DSP card, called the UltraSonic Processor ("USP"). We experienced a number of difficulties in connection with this product transition which are discussed more fully in our Form 10-K for the fiscal year ended March 31, 1996 on file with the Securities and Exchange Commission. We now have policies and procedures to address these difficulties. We may, however, experience similar problems introducing new products in the future.

   Computer Platform Dependence. All of our current products and a significant portion of our planned future products operate on Macintosh computers. Our results of operations could be materially adversely affected if we or our customers or dealers are unable to obtain sufficient quantities of Macintosh computers. The Macintosh may not be a preferred computer in the professional and corporate audio and DVD markets in the future. Any future changes to the operating system or architecture of the Macintosh computer could require that we adapt our products to those changes. Any inability to do so, or delays in doing so, could render our current and future products obsolete. For example, in early January 1999, Apple Computer announced new models of the Macintosh G3 which implement several changes in the way in which the computer's PCI bus is handled. These changes have caused us to expend significant engineering resources to adapt our plug-in hardware to these models of Macintosh. While we believe that we will be able to adapt our hardware in a timely fashion there can be no assurance that we will succeed in doing so. In the event we do not succeed, our revenues and results of operations would be very negatively impacted.

   It is currently unclear what the future operating system environment of Macintosh computers will be. It is also not clear whether Apple Computer will discontinue support for the existing Mac OS family and insist on Macintosh developers' migrating to the new operating system. We may not be able to migrate our products onto such a new operating system or we may not be able to do so in a timely fashion.

   Sales and Distribution. We sell SonicStudioTM and DVD products primarily through a network of dealers and distributors augmented with sales and technical support provided by our headquarters and regional sales and support staff. Generally, dealers and distributors are assigned a territory, sometimes on an exclusive basis, for part or all of the SonicStudio and/or DVD product lines. Sales leads are generated by our dealers, distributors, regional sales managers, advertising and other direct marketing activities. We work with dealers, distributors and customers to provide technical and sales support to end users.

   The complexities of the SonicStudio and DVD products and the length of the typical sales cycle require that dealers and distributors possess a high level of technical aptitude, as well as adequate financial resources. Only a limited number of dealers and distributors have a desirable level of technical expertise and financial resources. We have had difficulties identifying and establishing relationships with such dealers and distributors.

   In addition, international dealers and distributors encounter unique problems including fluctuations in exchange rates, managing accounts receivable, tariff regulations, foreign safety and radio frequency emissions regulations, and, obtaining import/export licenses. As an added problem, some of our dealers and distributors sell products that may compete directly or indirectly with our products. These dealers and distributors may devote greater resources to selling products from other companies.

   Failure of our dealers or distributors to successfully market our products could have a material adverse effect on our results of operations.

   Research and Development. Our research and development strategy continues to be to develop high quality digital media product solutions and related tools for our target markets. The key to this strategy will continue to be the quality and tenure of our research and development personnel and our management. Our research and development program emphasizes development of additional products or product enhancements to serve existing market segments as well as extension of existing products to new markets and new applications.

   The markets for our products are characterized by rapidly changing technology, evolving industry standards and frequent new product introductions. Our future success will depend in part on our continued ability to enhance our existing products and to introduce new products and features to meet changing customer requirements and evolving industry standards.

   Our research and development efforts are subject to a number of risks. For example, our research and development efforts may not be successful or completed in a timely manner. In addition, our future products and enhancements may contain undetected or unresolved errors which could adversely impact market acceptance. We may not successfully complete the development of these enhancements and products and our products may not achieve market acceptance. Any delay or failure to complete development of our products and any failure of our products to achieve market acceptance would have a material adverse effect on our results of operations.

   Competition. Our competitors may be able to develop products comparable or superior to ours.

Competitors may adapt more quickly than us to rapidly evolving market requirements and technologies. In addition, other companies possessing competitive technologies may attempt to develop products that compete with ours. We may not be able to continue to compete effectively in our markets, competition may intensify and future competition may have a material adverse effect on our results of operations.

   Geographic Exposure; Pacific Rim Situation. A significant percentage of our revenues are from outside the United States. In some quarters non-U.S. revenue has constituted more than 50% of our total revenues. In the future, we expect that demand for our products outside the United States will increase. Accordingly, we are highly exposed to factors that might make it difficult to realize revenues outside the United States. These factors include:

  . currency movements in which the U.S. dollar becomes significantly stronger with respect to foreign currencies,

  . import and export restrictions and duties which inhibit non-U.S. demand, and

  .  liquidity problems in various foreign markets.

   For example, in the quarter ending December 31, 1997, we experienced significant problems closing business in the Pacific Rim area, especially in Korea. Since then, many Pacific Rim economies have continued to exhibit serious problems including falling demand, credit and liquidity problems, and business failures. To the extent that the Pacific Rim economies do not improve, it is likely that our results of operations will be significantly adversely affected.

   Proprietary Rights. Our future success will depend in large part on our proprietary technology. We rely on a combination of trade secret, copyright law, trademark law, contracts and technical measures to establish and protect our proprietary rights in our products. Our products are generally sold pursuant to purchase and license agreements which contain terms and conditions restricting unauthorized disclosure of the proprietary software embodied in our products. We have applied in the United States for patents covering certain of our technology and may apply for additional patents in the future. In October, 1998, we were granted a United States patent covering an algorithm we developed for controlling the process of generating variable bit rate MPEG-2 video encoding. Variable bit rate encoding is used frequently in DVD-Video applications.

   There are risks, however, that patents applied for may not issue, and that our patents may not be valid and enforceable. In addition, even if any such patents are enforceable, we anticipate that any attempt to enforce our patents will be time consuming and costly.

   We rely to a great extent on trade secret protection for much of our technology. We have obtained confidentiality agreements from most of our employees, and regularly require confidentiality agreements to be executed by companies with whom we engage in joint business activities. Third parties may, however, independently develop the same or similar technology, obtain unauthorized access to our proprietary technology and may misuse the technology to which we have granted them access. Because we have substantial international sales we may have special risk. The laws of foreign countries may not protect our proprietary rights to the same extent as laws in the United States, or it may be significantly more difficult for us to take appropriate and effective legal action to protect our rights in foreign jurisdictions.

   We believe that, due to the rapid proliferation of new technologies in the audio, video and general software industries, intellectual property protection of our proprietary technology will be less influential on our ability to compete in our target markets. Rather, our ability to compete will be more greatly influenced by the ability of our research and development staff to design products that continue to address evolving customer requirements, our ability to enter new markets and our ability to service customers.

   The status of United States patent protection in the software industry is not well defined and will evolve as the United States Patent and Trademark Office grants additional patents. Patents have been granted recently on fundamental technologies in the multimedia area. Patents may be issued to others which relate to fundamental technologies incorporated into our products. Since patent applications in the United States are not publicly disclosed until the patent issues, applications may have been filed which, if issued as patents, would relate to our products.

   In addition, we have never conducted a comprehensive patent search relating to all of the technology used in our products. Accordingly, there may be issued patents that relate to our products. Infringement claims may therefore be brought against us. We could incur substantial costs defending against such claims, or in prosecuting infringement claims against third parties. Furthermore, parties making such claims may be able to obtain injunctive or other equitable relief which could effectively block our ability to sell products in the United States and abroad, and could result in substantial damages. Such equitable relief could materially adversely effect our results of operations. In the event of a claim of infringement, we and our customers may be required to obtain one or more licenses from third parties. We and our customers may not obtain necessary licenses from third parties at a reasonable cost if at all. Failure to obtain any such required license would have a material adverse effect on our results of operations.

   From time to time we have received claims from various parties regarding possible infringement of patents, trademarks or copyrights. At the moment we do not believe that these claims are justified, or, if we believe they are justified, we do not believe that these claims will be resolved on terms which will have a significant negative impact on our Company's operating results. However, you should be aware that we may be incorrect in our assessment of these claims. In addition, there may be claims made against us in the future which will have a significant negative impact on our operating results.

   Manufacturing and Suppliers; Technology Partners. Our hardware products are either manufactured under contract by various electronics manufacturing and assembly houses in the San Francisco Bay Area or are purchased from manufacturers as completed sub-assemblies. Final assembly, integration and testing is usually performed at our Novato, California facility. Generally, our dealers or third parties supply the Macintosh or other personal computer as well as storage peripherals for use with SonicStudio and DVD Creator systems.

   We are dependent on sole-source suppliers for certain key components used in our products, including DSP, AES transceiver, and FDDI chipsets from Motorola, SCSI controller chips from NCR, field programmable logic chips from Xilinx and Altera, MPEG encoding/decoding chip sets from IBM and specialized static RAM chips from IDT, among others. We purchase these sole-source components pursuant to purchase orders placed from time to time, we do not carry significant inventories of these components, and we do not have guaranteed supply agreements. In the past we have experienced various shortages or difficulties related to sole-source components. For example, in December 1994, we experienced shortages in certain key components (IDT Static RAM and Motorola AES Transceivers) for the USP card, the SSP-3 card, and their peripherals. We experienced a supply limitation of DSP chips from Motorola, Inc., in the fall of 1993, which we were able to remedy by purchasing DSP chips from other sources at greater cost. Any extended future interruption or limitation in the supply of any of the components currently obtained from a single source could have a material adverse effect on our results of operations. Also, because of our reliance on these sole-source components, we may be subject to increases in component costs which could have an adverse effect on our results of operations.

   In the past, we have scheduled the introduction of certain products based on the scheduled availability of components from third parties and we have experienced delays in the timely availability of these components. If such delays occur in the future, the introduction of our proposed new products would be delayed and could have a material adverse effect on our results of operations.

   Early in the 1997 fiscal year we began exploring various "outsourcing" alternatives to further streamline our manufacturing operations. In the summer of 1996, we began shifting various hardware products into an outsourcing arrangement with Time/Avnet Electronics. Under this arrangement, Time/Avnet is responsible for purchasing components, assembly into circuit cards, and testing of hardware products. Time/Avnet must produce according to forecast schedules we provide. During the quarter ended March 31, 1998, approximately 75% of all products we shipped were procured through this outsourcing program. We intend to continue to shift our production into outsourcing until we manufacture in house only new or prototype products (prior to commiting them to outsourcing). We expect that this point will be reached in the 1999 calendar year. We are pursuing this outsourcing approach because we believe that it offers a number of benefits to Sonic in terms of working capital requirements and operational flexibility.

   An outsourcing approach also has risks. Chief among these is that our production is significantly dependent on a single source. Financial, operational or supply problems encountered by Time/Avnet, its subcontractors or its suppliers could result in our inability to obtain timely delivery of finished products. Any such difficulties would adversely effect our financial results.

   Virtually all of our currently shipping products are designed to run on versions of the Macintosh personal computer which is a principal product of Apple Computer, Inc. ("Apple"). Over the past several years Apple has experienced a serious erosion of market share in the personal computer marketplace. A number of industry observers have suggested that Apple cannot long remain a viable supplier of desktop computers. While we intend to introduce Windows and Windows/NT versions of many of our products in the 1999 fiscal year, we may not be successful or timely in these efforts. In the event our products do not become available on alternate platforms to the Macintosh, and in the event that Apple experiences further reversals in the marketplace, our business could be seriously negatively affected.

   Even if Apple continues as a viable supplier of personal computers there is no assurance that Apple's product strategy will remain compatible with the needs of our product line. Apple currently offers a range of computers, some targeted at higher end professional and office users, as well as some targeted at lower end home or personal use. In general, our products are designed to run on the higher end Apple computers. If Apple were to pursue a strategy in which it eliminated its higher end product line, our business would be very negatively affected.

   In the past, Apple has experienced operational and manufacturing problems, particularly when it is discontinuing older products and beginning production of newer products. If in the future Apple were to experience operational problems in transitioning to new models such that the supply of computers compatible with our products became scarce in retail distribution channels, our business would be very negatively affected.

   Concentration of Sales. A significant portion of our current revenue derives from sales of audio processing subsystems to Discreet Logic ("Discreet"). Discreet uses these subsystems to provide audio capabilities in its line of professional digital video editing and effects systems called "Fire" and "Flame". During the 1998 fiscal year and the three fiscal quarters ending June 30, 1998, September 30, 1998, and December 31, 1998, approximately 10% of our revenue was derived from sales to Discreet. We anticipate that we will continue to supply audio subsystems to Discreet in the future. However, there can be no assurance that Discreet's business will continue to prosper or to grow, or that, even if its business continues to prosper or to grow, that Discreet will not choose to use other kinds of subsystems to provide audio capabilities.

   Year 2000 Issue. Any of our computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could potentially result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in other similar normal business activities.

   We are heavily dependent upon the proper functioning of our own computer or data-dependent systems, for example, our systems in information, business, finance, operations, manufacturing and customer service. We would be adversely affected by any failure or malfunctioning on the part of these or other systems in ways that are not currently known, discernible, quantifiable or otherwise anticipated.

   We have tried to ensure that our internal software and embedded technology is already Year 2000 compliant. As such, this issue is not expected to have a material effect on our operations. We believe that all current versions of our product lines are Year 2000 compliant.

   To date, we have not incurred incremental material costs associated with our efforts to become Year 2000 compliant. The majority of the costs have been incurred as a result of normal development and upgrade procedures. Furthermore, we believe that future costs associated with Year 2000 compliance efforts will not be material.

   We currently have only limited information on the Year 2000 compliance of our key suppliers and customers. The operations of our key suppliers and customers could be adversely affected in the event they do not successfully and timely achieve Year 2000 compliance. Our business and results of operations could be materially adversely effected if our key suppliers were to experience Year 2000 issues that caused them to delay the procurement, manufacturing or shipment of key components to us. In addition, our results of operations could be materially adversely affected if any of our key customers encounter Year 2000 issues that cause them to delay or cancel substantial purchase orders or delivery of our products.
   We may not be able to develop a plan to address any unforeseen Year 2000 issues in a timely manner or to upgrade any or all of our major systems in accordance with such plan. In addition, any such product development or upgrades may not effectively address the Year 2000 issue. If required development or upgrades are not completed timely or are not successful, we may not be able to conduct our business or manufacture our products. This would have a material impact on our operations. Furthermore, the systems of other companies on which our systems rely may not be timely converted, and failure to convert by another company, or a conversion that is incompatible with our systems, would have material adverse effect on the company. We intend to, but have not yet established a contingency plan detailing actions that will be taken in the event that the assessment of the Year 2000 issue is not successfully completed on a timely basis.

                                USE OF PROCEEDS

   The company will not receive any of the proceeds from the sale of the shares by the selling security holder.

                            SELLING SECURITY HOLDER

   The following table sets forth certain information regarding beneficial ownership of the company's common stock by the selling security holder as of February 19, 1999. Because the selling security holder may sell some or all of the shares offered hereby, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, no estimate can be given as to the actual amount of shares that will be held by the selling security holder after completion of such distribution. See "Plan of Distribution".

   The selling security holder has not had a material relationship with the company within the past three years, except as a result of entering into a Private Equity Line of Credit Agreement with the company dated December 31, 1997 and a Stock Purchase Agreement with the company dated February 12, 1999 (the "Stock Purchase Agreement").

                            Common Stock                   Common Stock
                         Beneficially Owned    Common   Beneficially Owned
                         Prior to Offering      Stock     After Offering
                         --------------------   to be   ---------------------
                          Number     Percent    sold     Number      Percent
                         ---------- --------- --------- ---------   ---------
Kingsbridge Capital
 Limited................     13,849         * 1,800,000        --           --
  Main Street,
   Kilcullen,
  County Kildare,
  Republic of Ireland
    Total:..............     13,849         * 1,800,000        --           --

--------
*  less than 1% of the company's common stock currently outstanding.

   The shares offered hereby by the selling security holder may be acquired pursuant to the Stock Purchase Agreement. Under the Stock Purchase Agreement, the company may require the selling security holder to purchase up to $12,000,000 of shares of common stock in tranches, with the company obligated to pay a third party a 4% commission (the "commission") on the dollar amount of each tranche. Under certain circumstances, the company may deliver to the selling security holder notices (each, a "Purchase Notice") stating a dollar amount ("Dollar Amount") of common stock which the company intends to sell to the selling security holder within 3 trading days following delivery of the Purchase Notice (each, a "Closing"). On a Closing, the selling security holder, subject to the terms and conditions of the Stock Purchase Agreement, must purchase such number of shares of common stock with a value equivalent to the Dollar Amount of the Purchase Notice (with the company receiving the dollar amount less the commission), at a price per share which is equal to 86% of the market price of the company's common stock.

   The selling security holder has represented to the company that it will acquire the shares from the company without any present intention of effecting a distribution of those shares. However, in accordance with the Stock Purchase Agreement, the company agreed to register the shares for resale by the selling security holder to permit such resales from time to time in the market or in privately-negotiated transactions. The company will prepare and file such amendments and supplements to the registration statement as may be necessary in accordance with the rules and regulations of the Securities Act to keep it effective for a period of approximately two years.

   The company has agreed to bear certain expenses (other than broker discounts and commissions, if any) in connection with the registration statement.

                              PLAN OF DISTRIBUTION

   All or a portion of the shares offered hereby by the selling security holder may be delivered and/or sold in transactions from time to time on the over-the-counter market, on the Nasdaq National Market, in negotiated transactions, or a combination of such methods of sale, at market prices prevailing at the time, at prices related to such prevailing prices or at negotiated prices. The selling security holder may effect such transactions by selling to or through one or more broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the selling security holder. The selling security holder and any broker-dealers that participate in the distribution may under certain circumstances be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by such broker-dealers and any profits realized on the resale of shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. The selling security holder may agree to indemnify such broker-dealers against certain liabilities, including liabilities under the Securities Act. In addition, the company has agreed to indemnify the selling security holder with respect to the shares offered hereby against certain liabilities, including, without limitation, certain liabilities under the Securities Act, or, if such indemnity is unavailable, to contribute toward amounts required to be paid in respect of such liabilities.

   Any broker-dealer participating in such transactions as agent may receive commissions from the selling security holder (and, if they act as agent for the purchaser of such shares, from such purchaser). Broker-dealers may agree with the selling security holder to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the selling security holder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling security holder. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above. To the extent required under the Securities Act, a supplemental prospectus will be filed, disclosing (a) the name of any such broker-dealers; (b) the number of shares involved; (c) the price at which such shares are to be sold; (d) the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable; (e) that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and (f) other facts material to the transaction.

   Under applicable rules and regulations under the 1934 Act, any person engaged in the distribution of the resale of shares may not simultaneously engage in market making activities with respect to the common stock of the company for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the selling security holder will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of the company's common stock by the selling security holder.

   The selling security holder will pay all commissions, transfer taxes, and certain other expenses associated with the sale of securities by them. The shares offered hereby are being registered pursuant to contractual obligations of the company, and the company has paid the expenses of the preparation of this prospectus.

                                 LEGAL MATTERS

   The legality of the issuance of the securities being offered hereby is being passed upon for the company by Heller Ehrman White & McAuliffe, Palo Alto, California.

                                    EXPERTS

   The audited financial statements and schedules of the company as of March 31, 1998 and March 31, 1997 and for each of the three years in the period ended March 31, 1998 have been incorporated by reference herein and in the related registration statement in reliance upon the report of KPMG LLP, independent public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

   The following table sets forth various expenses in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates except for the Securities and Exchange Commission Registration Fee.

      Securities and Exchange Commission Registration Fee........... $ 2,376.90
      Accounting Fees............................................... $ 2,000.00
      Legal Fees and Disbursements.................................. $10,000.00
      Miscellaneous................................................. $   623.10
                                                                     ----------
          Total:                                                     $15,000.00
                                                                     ==========

Item 15. Indemnification of Officers and Directors.

   Section 317 of the California Corporations Code permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law. Article III of the Registrant's Amended and Restated Articles of Incorporation provides for the indemnification of officers, directors and third parties acting on behalf of the Registrant to the fullest extent permissible under California law. The Registrant has entered into indemnification agreements with its directors and executive officers to the maximum extent permitted under California law.

Item 16. Exhibits.

 Exhibit                             Description
 -------                             -----------
 4.1     Stock Purchase Agreement between Registrant and Kingsbridge Capital
         Limited dated as of February 12, 1999
 4.2     Registration Rights Agreement between Registrant and Kingsbridge
         Capital Limited dated as of February 12, 1999
 5       Opinion of Heller Ehrman White & McAuliffe
 23.1    Consent of Heller Ehrman White & McAuliffe
         (included in Exhibit 5)
 23.2    Consent of KPMG LLP
 24      Power of Attorney (See Page II-3)

Item 17. Undertakings.

   A. The undersigned company hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

        (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

   Provided, however, that paragraphs (i) and (ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   B. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such Director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Novato, State of California, on the 18th day of February, 1999.


                                          Sonic Solutions

                                                    /s/ Robert J. Doris
                                          By:__________________________________
                                                Robert J. Doris, President

                               POWER OF ATTORNEY

   KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert J. Doris or A. Clay Leighton, or either of them, with the power of substitution, her or his attorney in fact, to sign any amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

       /s/ Robert J. Doris       President and Director        February 18, 1999
 -------------------------------
         Robert J. Doris

        /s/ Mary C. Sauer        Senior Vice President of      February 18, 1999
 ------------------------------- Business Development
                                 and Director
          Mary C. Sauer

      /s/ Michael C. Child       Director                      February 18, 1999
 -------------------------------
        Michael C. Child

      /s/ Robert M. Greber       Director                      February 18, 1999
 -------------------------------
        Robert M. Greber

     /s/ Peter J. Marguglio      Director                      February 18, 1999
 -------------------------------
       Peter J. Marguglio

      /s/ A. Clay Leighton       Senior Vice President of      February 18, 1999
 -------------------------------
        A. Clay Leighton         Worldwide Operations and
                                 Finance and Chief Financial
                                 Officer (Principal
                                 Financial Accounting
                                 Officer)

                                SONIC SOLUTIONS

                                 EXHIBIT INDEX

                                                                   Sequentially
                                                                     Numbered
 Exhibit                       Description                            Pages
 -------                       -----------                         ------------
  4.1    Stock Purchase Agreement between Registrant and
         Kingsbridge Capital Limited dated as of February 12,
         1999
  4.2    Registration Rights Agreement between Registrant and
         Kingsbridge Capital Limited dated as of February 12,
         1999
    5    Opinion of Heller Ehrman White & McAuliffe
 23.1    Consent of Heller Ehrman White & McAuliffe (included in
         Exhibit 5)
 23.2    Consent of KPMG LLP
   24    Power of Attorney (See Page II-3)